Exhibit 2.3

Employee Matters Agreement

by and between

Energizer Holdings, Inc. (to be known as Edgewell Personal Care Company after the Effective Time) and

Energizer SpinCo, Inc. (to be known as Energizer Holdings, Inc. after the Effective Time)

Dated as of [●], 2015

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ii

Table of Schedules

Schedule A	Allocation Method

Schedule B	EHP Benefit Plans

Schedule C	[Reserved.]

Schedule D	EHP Welfare Plans

Schedule E	EPC Benefit Plans

Schedule F	EPC Welfare Plans

Schedule G	Assumptions and Valuation Methodology

Schedule H	EHP Excess Benefit Plan Participants

Schedule I	EHP Deferred Compensation Participants

Schedule J	Scheduled WC Claims

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Employee Matters Agreement

This Employee Matters Agreement is made as of [●], 2015 between Energizer Holdings, Inc. (“Energizer Holdings, Inc.” or “EPC”) and Energizer SpinCo, Inc. (“SpinCo” or “EHP”).

Recitals

A. EPC, acting through itself and its direct and indirect subsidiaries, currently conducts the EPC Business and the EHP Business (each as defined in the Separation Agreement (defined below)). In the Spin-Off, EPC intends to distribute pro rata to the holders of the EPC common stock 100% of the outstanding shares of the Spinco’s common stock.

B. EPC and EHP have entered into a certain Separation and Distribution Agreement (“Separation Agreement”) dated as of the date hereof, pursuant to which EPC intends to distribute pro rata to the record holders of the EPC common stock 100% of the outstanding shares of SpinCo’s common stock, as more fully described in the Separation Agreement (the “Spin-Off” or “Distribution”) and, following the Distribution, SpinCo will own and conduct, directly and indirectly, the EHP Business. EHP, through its Subsidiaries, is engaged in the business of manufacturing, distributing and marketing batteries and lighting products (the “Household Products Business”).

C. In connection with the Spin-Off, EPC will be renamed from “Energizer Holdings, Inc.” to “Edgewell Personal Care Company,” and Spinco will be renamed from “Energizer SpinCo, Inc.” to “Energizer Holdings, Inc.”

D. To facilitate the transactions described above, EPC and EHP deem it to be appropriate and in the best interests of EPC and EHP to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs maintained for U.S. employees described herein between and among them.

Agreements

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

Definitions and Usage

Section 1.01	Definitions

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.01:

“Actuary” means Mercer, LLC and its subsidiaries and affiliates, or any other actuarial firm that will perform the calculations required by this Agreement.

“Agreement” means this Employee Matters Agreement together with those parts of the Separation Agreement specifically referenced herein and all Schedules hereto.

“Allocation Method” means the method by which EHP and EPC shall identify the employees and former employees assigned to the EHP Group and the employees and former employees assigned to the EPC Group as set forth in Schedule A.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“ASR Plans” means the American Safety Razor Company Salaried Employees’ Retirement Plan and the ASR Staunton Employees’ Retirement Plan.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment (whether written or unwritten, formal or informal) that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, wellness, sick leave, vacation pay, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, (1) including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any Liabilities, directly or indirectly, contingent or fixed) and (2) excluding any indemnification obligations, other than any obligations contained in any of the foregoing.

“COBRA” means the continuation coverage requirements for “group health plans” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar purpose state group health plan continuation Law.

“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the regulations and other guidance promulgated thereunder.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” shall have the meaning ascribed thereto in the Separation Agreement.

“Effective Time” shall have the meaning ascribed thereto in the Separation Agreement.

“EHP” has the meaning set forth in the preamble.

“EHP Benefit Plan” means any U.S. Benefit Plan sponsored, maintained or contributed to by any member of the EHP Group, including those set forth on Schedule B, and any Benefit Plan assumed or adopted by any member of the EHP Group, specifically excluding any EPC Benefit Plans.

“EHP Committee” means the Compensation Committee of the Board of Directors of EHP or, where action has been taken by the full board, the full Board of Directors of EHP.

“EHP Employee” means, in accordance with the Allocation Method, any individual who immediately following the Effective Time is employed by EHP or any member of the EHP Group as a common law employee, including active employees and employees on vacation or an approved leave of absence. A former EHP Employee shall be determined in accordance with the Allocation Method.

“EHP Deferred Compensation Plan” means the deferred compensation plan or plans established on or prior to the Effective Time, sponsored by EHP, and with terms similar to the applicable EPC Deferred Compensation Plan.

“EHP Excess Benefit Plan” means the excess benefit plan or plans established on or prior to the Effective Time, sponsored by EHP, and with terms similar to the applicable EPC Excess Benefit Plan.

“EHP Group” shall have the meaning set forth in the Separation Agreement.

“EHP Incentive Compensation Plan” means, collectively, the stock incentive compensation, or other equity-based plans or arrangements for employees, officers or directors of EHP or its Subsidiaries.

“EHP Participant” means any individual who, immediately following the Effective Time, is an EHP Employee (and, to the extent the context relates to participation in a Benefit Plan, an EHP Employee or former EHP Employee who participates in the applicable Benefit Plan) or a beneficiary, dependent or alternate payee of an EHP Employee or former EHP Employee, as applicable.

“EHP Reimbursement Account Plans” shall have the meaning set forth in Article VI.

“EHP Retirement Plan” shall have the meaning set forth in Section 3.01(b).

“EHP RSUs” shall have the meaning set forth in Section 11.02(b).

“EHP SIP” means the defined contribution plan sponsored by EHP and qualified under Section 401(a) of the Code that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“EHP Welfare Plans” has the meaning set forth in Schedule D.

“EPC” has the meaning set forth in the preamble. Unless the context clearly requires otherwise, any reference to EPC hereunder shall include the EPC Group.

“EPC Benefit Plan” means any domestic U.S. Benefit Plan sponsored, maintained or contributed to by any member of the EPC Group, including those set forth on Schedule E, and any Benefit Plan assumed or adopted by any member of the EPC Group, specifically excluding any EHP Benefit Plans.

“EPC Committee” means the Nominating and Executive Compensation Committee of the Board of Directors of EPC or, where action has been taken by the full board, the full Board of Directors of EPC.

“EPC Deferred Compensation Plan” means both the Energizer Holdings, Inc. Deferred Compensation Plan and the 2009 Restatement of the Energizer Holdings, Inc. Deferred Compensation Plan.

“EPC Employee” means, in accordance with the Allocation Method, any individual who immediately following the Effective Time is employed by EPC or any member of the EPC Group as a common law employee, including active employees and employees on vacation or an approved leave of absence. A former EPC Employee shall be determined in accordance with the Allocation Method.

“EPC Excess Benefit Plan” means the Energizer Holdings, Inc. Executive Savings Investment Plan, the 2009 Restatement of the Energizer Holdings, Inc. Executive Savings Investment Plan, the Energizer Holdings, Inc. Supplemental Executive Retirement Plan, and the 2009 Restatement of the Energizer Holdings, Inc. Supplemental Executive Retirement Plan.

“EPC Group” shall have the meaning set forth in the Separation Agreement.

“EPC Participant” means any individual who, immediately following the Effective Time, is an EPC Employee (and, to the extent the context relates to participation in a Benefit Plan, an EPC Employee or former EPC Employee who participates in the applicable Benefit Plan) or a beneficiary, dependent or alternate payee of an EPC Employee or former EPC Employee, as applicable.

“EPC Reimbursement Account Plans” shall have the meaning set forth in Article VI.

“EPC RSU” means a restricted stock unit or restricted stock equivalent award under any of the EPC Stock Plans.

“EPC SIP” means the defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and established by EPC prior to the Effective Time.

“EPC Stock Plans” means, collectively the stock incentive compensation or other equity-based plans or arrangements for employees, officers or directors of EPC or its Subsidiaries.

“EPC Welfare Plans” has the meaning set forth in Schedule F.

“Equity Awards” means all equity-based awards granted under the EPC Stock Plans, including the Energizer Holdings, Inc. Incentive Stock Plan and all similar predecessor plans.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Household Products Business” has the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service.

“NYSE” means the New York Stock Exchange.

“Participating Employer” means an entity that has agreed to permit its employees to participate in a benefit plan sponsored by EPC or its Subsidiaries or EHP or its Subsidiaries.

“Parties” means EPC and EHP, as parties to this Agreement.

“Personal Care Business” has the meaning set forth in the recitals.

“Retirement Plan of EPC” means the defined benefit pension plan qualified under Section 401(a) of the Code and established by EPC prior to the Effective Time.

“Retirement Spin Date” has the meaning set forth in Section 3.01.

“Separation Agreement” has the meaning set forth in the recitals.

“TMA” has the meaning set forth in the Separation Agreement.

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the NYSE consolidated transactions reporting system opening price and ending with the determination of the NYSE consolidated transactions reporting system closing price, in which trading and settlement in shares of EPC Common Stock or EHP Common Stock is permitted on the NYSE.

“Transferred Participants” has the meaning set forth in Section 3.01.

“U.S.” means the United States of America.

“VWAP” means a volume-weighted average trading price. The VWAP will be the Bloomberg VWAP function for the respective shares as reported by the Treasury Department.

“WC Claim” means a claim under a state or provincial workers’ compensation statute by an employee of the EPC Group or the EHP Group as a result of their employment with the EPC Group or the EHP Group.

“Welfare Plans” means EPC Welfare Plans and EHP Welfare Plans.

Section 1.02	Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) any reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) the words “shall” and “will” are used interchangeably and have the same meaning;

(vi) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vii) any reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(viii) the words “herein” “hereunder” “hereof” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ix) any reference to any agreement, Benefit Plan, instrument or other document means such agreement, Benefit Plan, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(x) any reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(xi) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding” and “through” means “through and including”;

(xii) if there is any conflict between the provisions of the Separation Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof; if there is any conflict between the provisions of the main body of this Agreement and any of the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(xiii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(xv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xvi) the language of this Agreement shall be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Article II

General Principles

Section 2.01	Assignment of Employees.

In general, prior to the Effective Time, EPC and EHP shall identify employees and former employees assigned to the EPC Group and employees and former employees assigned to the EHP Group. Those employees assigned to the EPC Group and those employees assigned to the EHP Group will be employed by such applicable employers to which they have been assigned as of the Effective Time.

Section 2.02	Assumption and Retention of Liabilities, Related Assets

(a) As of the Effective Time, except as otherwise expressly provided for in this Agreement, EPC shall, or shall cause one or more members of the EPC Group to, assume or retain, as applicable, and hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all EPC Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all EPC Employees, former EPC Employees and the respective dependents and beneficiaries of such EPC Employees and former EPC Employees and (iii) any other Liabilities expressly assigned or allocated to EPC or any member of the EPC Group under this Agreement, and neither EHP nor any other member of the EHP Group shall have any responsibility for any such Liabilities.

(b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, EHP shall, or shall cause one or more members of the EHP Group to, assume or retain, as applicable, and EHP hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all EHP Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all EHP Employees, former EHP Employees and the respective dependents and beneficiaries of such EHP Employees, and former EHP Employees and (iii) any other Liabilities expressly assigned or allocated to EHP or any member of the EHP Group under this Agreement, and neither EPC nor any other member of the EPC Group shall have any responsibility for any such Liabilities.

(c) The assumption by EHP of Liabilities under this Agreement shall not create any obligation of EHP to reimburse EPC for any Liabilities paid or discharged by EPC before the Effective Time. The assumption by EPC of Liabilities under this Agreement shall not create any obligation of EPC to reimburse EHP for any Liabilities paid or discharged by EHP before the Effective Time.

(d) (i) From time to time after the Effective Time, EHP (acting directly or through a member of the EHP Group) shall promptly reimburse EPC, upon EPC’s reasonable request and the presentation by EPC of such substantiating documentation as EHP may reasonably request, for the cost of any Liabilities satisfied by EPC or any member of the EPC Group that are, pursuant to this Agreement, the responsibility of EHP or any member of the EHP Group.

(ii) From time to time after the Effective Time, EPC (acting directly or through a member of the EPC Group) shall promptly reimburse EHP, upon EHP’s reasonable request and the presentation by EHP of such substantiating documentation as EPC may reasonably request, for the cost of any Liabilities satisfied by EHP or any member of the EHP Group that are, pursuant to this Agreement, the responsibility of EPC or any member of the EPC Group.

Section 2.03	Plan Participation.

(a) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, each of EHP and each other member of the EHP Group shall cease to be a Participating Employer in the EPC Benefit Plans, and (ii) each EHP Employee and former EHP Employee as of the Effective Time shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any other rights under any EPC Benefit Plan, and EPC and EHP shall take all necessary action to effectuate each such cessation.

(b) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) neither EPC nor any other member of the EPC Group shall be a Participating Employer in EHP Benefit Plans, and (ii) no EPC Employee or former EPC Employee shall participate in, be covered by, accrue benefits under, be eligible to contribute to or have any other rights under any EHP Benefit Plan, and EHP and EPC shall take all necessary action to effectuate the foregoing.

Section 2.04	Employee Service Recognition.

(a) EHP (acting directly or through a member of the EHP Group) shall give each EHP Employee full credit for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable, benefit accruals under any EHP Benefit Plan for such EHP Employee’s service with any member of the EPC Group prior to the Effective Time to the same extent such service was recognized by the corresponding EPC Benefit Plan immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under an EHP Benefit Plan and an EPC Benefit Plan.

(b) Each of EPC and EHP (acting directly or through members of the EPC Group or the EHP Group, respectively) shall cause each of the EPC Benefit Plans and the EHP Benefit Plans, respectively, to provide the following service crediting rules effective as of the Effective Time:

(i) If an EPC Employee after the Effective Time becomes employed by a member of the EHP Group, then, except to the extent required by applicable Law or the terms of the applicable Benefit Plan, such individual’s service with the EPC Group will not be recognized for any purpose under any EHP Benefit Plan.

(ii) If an EHP Employee after the Effective Time becomes employed by a member of the EPC Group, then, except to the extent required by applicable Law or the terms of the applicable Benefit Plan, such individual’s service with the EHP Group will not be recognized for any purpose under any EPC Benefit Plan.

Article III

Qualified Pension Plans

In an effort to ensure that, to the extent practical, after the Effective Time individuals will have all of their accrued benefits in a single plan, certain actions will be taken with respect to the Retirement Plan of EPC and the EHP Retirement Plan to make appropriate transfers of plan assets and Liabilities.

Section 3.01	Defined Benefit Pension Plans.

(a) After the Effective Time, EPC Participants shall continue to participate in the Retirement Plan of EPC.

(b) EHP (acting directly or through a member of the EHP Group) shall establish a defined benefit pension plan qualified under Section 401(a) of the Code (“EHP Retirement Plan”) to be effective as of the Effective Time to provide pension benefits for the EHP Participants in the Retirement Plan of EPC immediately prior to the Effective Time. After the Effective Time, EHP Participants who participate in the Retirement Plan of EPC shall cease to participate in the Retirement Plan of EPC and shall participate in the EHP Retirement Plan, in accordance with and subject to the terms and conditions of such plan. EHP shall take all necessary steps to have the EHP Retirement Plan accept assets and Liabilities from the Retirement Plan of EPC (based on a good faith actuarial estimate of accrued benefits as of the date set forth on Schedule G for such purpose) representing any benefits accrued by individuals who are EHP Employees and former EHP Employees in accordance with the Allocation Method and whose names are set forth on Schedule G for such purpose (“Transferred Participants”). An initial transfer of assets and Liabilities shall occur on or before the date that is three months after the Effective Time (“Retirement Spin Date”). As soon as practicable after the Retirement Spin Date, EHP shall take all necessary steps to have the EHP Retirement Plan accept assets and Liabilities from the Retirement Plan of EPC based on a final actuarial calculation representing any benefits accrued by Transferred Participants. EHP, on its own behalf and on behalf of all members of the EHP Group, agrees that neither EPC nor the Retirement Plan of EPC shall have any further responsibility with respect to the assets and liabilities that are transferred from the Retirement Plan of EPC to the EHP Retirement Plan. From and after the Effective Time until the Retirement Spin Date, any benefits accrued prior to the Effective Time that would otherwise be payable to Transferred Participants under the EHP Retirement Plan shall be paid or continue to be paid out of the Retirement Plan of EPC, and the amounts to be transferred to the EHP Retirement Plan shall be reduced by the amount of such payments. After the Retirement Spin Date, any pension benefits that accrued prior to the Effective Time that would have otherwise been payable to the Transferred Participants under the Retirement Plan of EPC shall instead be payable to such Transferred Participants under the EHP Retirement Plan.

(c) The Parties agree that with respect to such transfer, assets and any related earnings or losses shall be determined and transferred from the plan’s trust in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA as of the Effective Time as determined by the Actuary and set forth in Schedule G.

(d) As of the Effective Time, EHP (acting directly or through a member of the EHP Group) shall cause the EHP Retirement Plan to recognize, to the extent practicable, all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to EHP Participants under the Retirement Plan of EPC.

(e) Notwithstanding anything herein to the contrary, in no event shall EHP or the EHP Retirement Plan or any other EHP Benefit Plan assume, accept, or otherwise be responsible for any assets or Liabilities with respect to the ASR Plans on or following the Effective Time. The ASR Plans shall be EPC Benefit Plans before, on and following the Effective Time.

Section 3.02	Defined Contribution Plans.

EHP (acting directly or through a member of the EHP Group) shall establish the EHP SIP which shall be effective as of the Effective Time. EHP shall take all necessary steps for the EHP SIP to accept from the EPC SIP, and EPC shall take all necessary steps for the EPC SIP to directly transfer to the EHP SIP, assets and Liabilities, including participant loans, representing any benefits accrued by individuals who are EHP Participants in the EPC SIP immediately prior to the Effective Time.

Article IV

Non-Qualified Plans

Section 4.01	Excess Benefit Plans.

EHP (acting directly or through a member of the EHP Group) shall establish the EHP Excess Benefit Plan effective as of the Effective Time, with terms substantially similar to those under the EPC Excess Benefit Plan. EHP (acting directly or through a member of the EHP Group) shall take all necessary steps for the EHP Excess Benefit Plan to accept Liabilities from the EPC Excess Benefit Plan representing any benefits accrued in the EPC Excess Benefit Plan as of the Effective Time by individuals who are EHP Employees and former EHP Employees in accordance with the Allocation Method and whose names are set forth on Schedule H for such purpose.

Section 4.02	Deferred Compensation Plans.

EHP (acting directly or through a member of the EHP Group) shall establish the EHP Deferred Compensation Plan effective as of the Effective Time, with terms substantially similar to those under the EPC Deferred Compensation Plan. EHP (acting directly or through a member of the EHP Group) shall take all necessary steps for the EHP Deferred Compensation Plan to accept Liabilities from the EPC Deferred Compensation Plan representing any benefits accrued in the EPC Deferred Compensation Plan as of the Effective Time by individuals who are EHP Employees and former EHP Employees in accordance with the Allocation Method and whose names are set forth on Schedule I for such purpose. Notwithstanding anything herein to the contrary, each non-employee director of EPC who is to be assigned to either EHP or EPC after the Effective Time (but not both) shall be given the choice prior to the Effective Time to have any units in the EPC Deferred Compensation Plan stock fund treated as follows: (i) such units reissued as or converted (as applicable) into units relating to the common stock of the company to which such director shall be assigned and otherwise adjusted with the conversion methodology described below in Section 11.02, (ii) each such unit continuing to relate to the number of shares of EPC common stock subject to the unit immediately prior to the Effective Time, and in accordance with the distribution ratio applicable to stockholders generally, the director will be granted additional units that relate to an equal number of shares of EHP common stock, or (iii) such units reissued or converted such that half of the aggregate value of such unit (determined using the conversion methodology described in Section 11.02) is reissued or converted into EPC units and the other half of the aggregate value of such unit is reissued or converted into EHP common stock units, in either case, to be effective upon the Effective Time. Any units in the EPC Deferred Compensation Plan stock fund with respect to any non-employee director of EPC to be assigned to both EPC and EHP after the Effective Time shall be subject to conversion under subsection (ii) or (iii) (but not (i)) above, to be effective upon the Effective Time. Except as provided above, all units reissued or converted as described above shall be governed by substantially the same terms, vesting conditions, and other restrictions that applied to the original awards immediately prior to the Effective Time. Any such units denominated in EPC common stock or EHP common stock will be assumed and settled under the plans of the company for which the director serves as a director following the Effective Time. Notwithstanding the foregoing, each non-employee director of EPC who is to be assigned to both EPC and EHP shall have any units denominated in EPC common stock assumed and settled under the plans of EPC and shall have any units denominated in EHP common stock assumed and settled under the plans of EHP following the Effective Time.

Article V

Welfare Benefits Plans and Employment Practices

Section 5.01	Adoption of Plans by EHP.

(a) Prior to the Effective Time, EHP (acting directly or through a member of the EHP Group) shall establish welfare benefit plans and employment practices no less favorable in the aggregate to those currently available to EHP Employees generally. EHP shall retain the assets and Liabilities, if any, of all such welfare benefit plans and employment practices on and after the Effective Time.

(b) EHP (acting directly or through a member of the EHP Group) shall cause each EHP Welfare Plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to EHP Participants transferring from the EPC Group to the EHP Group, (ii) honor any deductibles, out-of-pocket maximums, and co-payments incurred by EHP Participants transferring from the EPC Group to the EHP Group under the corresponding EPC Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under an EHP Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) waive any waiting period limitation that would otherwise be applicable to an EHP Participant following the Effective Time, to the extent such EHP Participant had satisfied any similar limitation under the corresponding EPC Welfare Plan.

Section 5.02	Liabilities for Claims.

(a) Except as otherwise specifically stated in this Agreement, (i) EPC shall retain the responsibility for payment of all covered welfare benefit and similar claims and expenses paid on behalf of EHP Employees, former EHP Employees and their respective covered dependents on or prior to the Distribution and for payment of all covered welfare benefit and similar claims and expenses with respect to EPC Employees, former EPC Employees and their respective covered dependents, regardless of whether incurred on, prior to, or after the Distribution, and (ii) EHP and the EHP Group shall assume responsibility for payment of all covered welfare benefit and similar claims and expenses that remain unpaid, regardless of when submitted or incurred, with respect to EHP Employees, former EHP Employees, and their respective covered dependents after the Distribution. Notwithstanding anything herein to the contrary, (i) EPC shall be responsible for payment of all covered retiree welfare (including retiree health and life) claims, expenses and other liability with respect to EPC Employees and former EPC Employees and their respective covered dependents that remain unpaid after the Distribution regardless of when submitted or incurred and (ii) EHP shall be responsible for payment of all covered retiree welfare (including retiree health and life) claims, expenses and other liability with respect to EHP Employees and former EHP Employees and their respective covered dependents that remain unpaid after the Distribution, regardless of when submitted or incurred.

(b) EPC agrees to process and pay (or to arrange for payment) claims for which EPC retains the Liability, and EHP agrees to process and pay (or to arrange for payment) claims for which EHP retains the Liability.

Article VI

Reimbursement Account Plans

Section 6.01	Plans

Effective as of the Effective Time, EHP (acting directly or through a member of the EHP Group) shall commence sponsorship of the EHP flexible spending accounts for medical and dependent care expenses under a new plan established under Section 125 and Section 129 of the Code (the “EHP Reimbursement Account Plans”), with features that are the same as those in the applicable EPC flexible spending accounts for medical and dependent care expenses immediately prior to the Distribution (the “EPC Reimbursement Account Plans”). Each EHP Participant who is a participant in and maintains a flexible spending account for medical or dependent care expenses under an

EPC Reimbursement Account Plan shall cease participating in the EPC Reimbursement Account Plans effective as of the Distribution, and shall commence participation in the EHP Reimbursement Account Plans. As of the Effective Time, EHP shall credit the applicable account of each such EHP Participant under the EHP Reimbursement Account Plans with an amount equal to the balance of such EHP Participant’s account under the EPC Reimbursement Account Plans immediately prior to such date. EHP and EPC intend that the actions to be taken pursuant to this subsection be treated as an assumption by EHP of the portion of the EPC Reimbursement Account Plans and the elections made thereunder attributable to such EHP Participants.

As soon as reasonably practicable after the Effective Time, EPC shall determine the Aggregate Balance (as defined below) of the assumed EPC Reimbursement Account Plans and notify EHP of the amount of such Aggregate Balance in writing. For purposes of this Section, the term “Aggregate Balance” shall mean, as of the Effective Time, the aggregate amount of contributions that have been made to the EHP Participants’ flexible spending accounts under EPC’s Reimbursement Account Plans for the plan year in which the Distribution Date occurs minus the aggregate amount of reimbursements that have been made from the EHP Participants’ flexible spending accounts under the EPC Reimbursement Account Plan to EHP Participants for the plan year in which the Distribution Date occurs. As soon as practicable after the Effective Time, and in any event within thirty (30) days after the amount of the Aggregate Balance is determined or such later date as mutually agreed upon by the Parties, EPC shall pay EHP the net Aggregate Balance, if such amount is positive, and EHP shall pay EPC the net Aggregate Balance, if such amount is negative.

Article VII

COBRA

Section 7.01	EHP Participants

Effective as of Effective Time, EHP (acting directly or through a member of the EHP Group) shall assume, or shall have caused the EHP Welfare Plans to assume, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to EHP Participants who, as of the day prior to the Effective Time, were covered under an EPC Welfare Plan, whether pursuant to COBRA or otherwise, or who had a COBRA qualifying event (as defined in Code Section 4980B) on, prior to, or after the Effective Time. EPC (acting directly or through a member of the EPC Group) shall, or shall cause the EPC Welfare Plans to assume responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to EPC Participants.

Article VIII

Retention of Liabilities and Employment Issues

Section 8.01	Employment Claims and Litigation.

Claims and litigation shall be the responsibility of each of the Parties to the extent, in the manner and as allocated to each such Party in the Separation Agreement and schedules thereto.

Section 8.02	Collective Bargaining Agreements.

EHP shall retain or assume all Liability for the Collective Bargaining Agreement between Energizer Battery Manufacturing, Inc. and EMD Facility, Marietta, Ohio and United Steelworkers Local 10069P effective May 1, 2013 – April 30, 2016.

Article IX

Leaves of Absence, Paid Time Off and Payroll

Section 9.01	Transfer of Employees on Leaves of Absence.

All obligations to EHP Employees on a leave of absence of any type as of the Effective Time shall be the responsibility of EHP. All obligations to EPC Employees on a leave of absence of any type as of the Effective Time shall be the responsibility of EPC.

Section 9.02	EHP Leaves of Absence.

Except as otherwise specifically assigned to the EPC Group in this Agreement, EHP shall retain Liability (including Liabilities for associated administrative functions) for all EHP Employees who have commenced a leave of any type prior to the Effective Time or on and after the Effective Time subject to the EHP Group’s applicable employment practices and policies, including any paid time-off plan or policy.

Section 9.03	EPC Leaves of Absence.

Except as otherwise specifically assigned to the EHP Group in this Agreement, EPC shall retain Liability (including Liabilities for associated administrative functions) for all EPC Employees who have commenced a leave of any type prior to the Effective Time or on and after the Effective Time subject to the EPC Group’s applicable employment practices and policies, including any paid time off plan or policy.

Section 9.04	Military Leaves.

Both Parties shall fully comply with all applicable Law applying to leaves granted for military service.

Article X

Workers’ Compensation

Section 10.01	Treatment of Scheduled Claims.

EPC (acting directly or through a member of the EPC Group) or EHP (acting directly or through a member of the EHP Group), as applicable and specified on Schedule J, will be responsible for all Liabilities for all WC Claims allocated to EPC or EHP, as applicable, on such schedule. All workers’ compensation Liabilities known as of the date of this Agreement are set forth on Schedule J and allocated to the EPC Group or EHP Group in such schedule, and such allocation shall be binding on the Parties.

Section 10.02	Treatment of Claims not Scheduled.

To the extent a WC Claim is not set forth on Schedule J: (a) all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an EHP Employee or former EHP Employee shall be the responsibility of EHP or a member of the EHP Group and (b) all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an EPC Employee or former EPC Employee who is not an EHP Employee shall be the responsibility of EPC or a member of the EPC Group.

Section 10.03	Notification of Government Authorities.

EHP (acting directly or through a member of the EHP Group) will have responsibility for notifying applicable governmental authorities, as appropriate, of any on-the-job injuries or WC Claims for which a member of the EHP Group is responsible under this Article X. EPC (acting directly or through a member of the EPC Group) will have responsibility for notifying applicable Governmental Authorities, as appropriate, of any on-the-job injuries or WC Claims for which a member of the EPC Group is responsible under this Article X. The Parties will cooperate in providing to each other information needed for these notifications and related filings.

Section 10.04	Assignment of Contribution Rights.

EPC will transfer and assign (or will cause another member of the EPC Group to transfer and assign) to EHP or another member of the EHP Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a WC Claim) with respect to any WC Claim for which any member of the EHP Group is responsible pursuant to this Article X. EHP will transfer and assign (or will cause another member of the EHP Group to transfer and assign) to EPC or another member of the EPC Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a WC Claim) with respect to any WC Claim for which any member of the EPC Group is responsible pursuant to this Article X.

Article XI

Incentive Compensation Plans

Section 11.01	Equity Incentive Awards.

This Article XI sets forth obligations and agreements between the Parties with respect to the treatment of outstanding equity incentive awards under the EPC Stock Plans and of outstanding bonus awards as of the Effective Time. The Parties acknowledge that the ability of holders of Equity Awards to (i) receive shares or common stock issued by EPC or EHP upon the vesting of an Equity Award or (ii) direct that shares of common stock be sold upon vesting of an Equity Award may be subject to delays or limitations for administrative reasons during blackout periods imposed by the Parties or applicable law. Notwithstanding anything to the contrary in this Article XI, the number of shares subject to each equity award, and the terms and conditions of settlement of awards, shall be determined in a manner consistent with the requirements of Section 409A of the Code.

Section 11.02	Treatment of Outstanding Restricted Stock Units.

(a) EPC RSUs which are held by any EPC Employee or former EPC Employee shall be reissued with an adjustment in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of EPC in accordance with the conversion methodology below. The other terms and conditions to which each EPC RSU is subject shall be substantially similar both immediately prior to and following the Effective Time; provided, however, that any performance-based EPC RSU that would otherwise vest in November 2016 based on the achievement of certain performance-criteria will be converted to time-based vesting instead of performance-based vesting in the conversion. In addition, any restricted stock unit, restricted stock equivalent or similar awards which are held by any Non-US EPC Employee or former Non-US EPC Employee (as determined under the Separation Agreement) shall be treated in a manner similar to the foregoing, including that they shall be reissued with an adjustment in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of EPC in accordance with the conversion methodology below or a substantially similar process as would be required under local or other applicable law or otherwise appropriate under such local jurisdiction.

(b) EPC RSUs which are held by an EHP Employee or a former EHP Employee shall be reissued and converted into restricted stock units or equivalents of EHP (“EHP RSUs”) and adjusted in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of EPC in accordance with the conversion methodology below. EHP RSUs shall otherwise be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding EPC RSUs immediately prior to the Effective Time; provided, however, that any performance-based EPC RSU that would otherwise vest in November 2016 based on the achievement of certain performance-criteria will be converted to time-based vesting instead of performance-based vesting in the conversion. In addition, any restricted stock unit, restricted stock equivalent or similar awards which are held by any Non-US EHP Employee or former Non-US EHP Employee (as determined under the Separation Agreement) shall be treated in a manner similar to the foregoing, including that they shall be reissued with an adjustment in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of EPC in accordance with the conversion methodology below or a substantially similar process as would be required under local or other applicable law or otherwise appropriate under such local jurisdiction.

(c) The conversion methodology shall be in accordance with the following. A VWAP of EPC common stock trading “regular-way” on the five (5) Trading Days prior to the Effective Time shall be used to determine the “per share value.” A VWAP of EPC common stock or EHP common stock, as applicable in the conversion, on the five (5) Trading Days after the Effective Time shall be used to determine the “per share conversion value.” The number of shares with respect to which the original award relates shall be multiplied by the “per share value,” with the result divided by the “per share conversion value” to determine the number of shares with respect to which the new award shall relate in converting the original award into the new award.

(d) Notwithstanding anything herein to the contrary, each non-employee director of EPC who is to be assigned to either EHP or EPC after the Effective Time (but not both) shall be given the choice prior to the Effective Time to have any EPC RSUs treated as follows: (i) such awards reissued as or converted (as applicable) into awards relating to the common stock of the company to which such director shall be assigned and otherwise adjusted in accordance with the conversion methodology applicable to employee awards, (ii) each such award continuing to relate to the number of shares of EPC common stock subject to the award immediately prior to the Effective Time, and in accordance with the distribution ratio applicable to stockholders generally, the director will be granted additional awards or units that relate to an equal number of shares of EHP common stock, or (iii) such awards reissued or converted such that half of the aggregate value of such award (determined using the conversion methodology above) is reissued or converted into awards relating to EPC common stock and the other half of the aggregate value of such award is reissued or converted into awards relating to EHP common stock, in either case, to be effective upon the Effective Time. Any EPC RSUs with respect to any nonemployee director of EPC to be assigned to both EPC and EHP after the Effective Time shall be subject to conversion under subsection (d)(ii) or (iii) (but not (i)) above, to be effective upon the Effective Time. Except as provided above, all awards reissued or converted as described in this subsection shall be governed by substantially the same terms, vesting conditions and other restrictions that applied to the original awards immediately prior to the Effective Time. Any such awards to be settled in or otherwise based on the value of EPC common stock or EHP common stock will be assumed and settled under the plans of the company for which the director serves as a director following the Effective Time. Notwithstanding the foregoing, each non-employee director of EPC who is to be assigned to both EPC and EHP shall have any awards denominated in EPC common stock assumed and settled under the plans of EPC and shall have any awards denominated in EHP common stock assumed and settled under the plans of EHP following the Effective Time.

Section 11.03	Liabilities for Settlement of Awards.

Except as provided above with respect to non-employee directors or in Section 11.05 regarding Tax Withholding and Reporting for Equity-Based Awards:

(a) EPC shall be responsible for all Liabilities associated with EPC RSUs (regardless of the holder of such awards) share delivery, registration or other obligations related to the settlement of the EPC RSUs, as applicable.

(b) EHP shall be responsible for all Liabilities associated with EHP RSUs (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement or exercise of the EHP RSUs, as applicable.

Section 11.04	SEC Registration.

The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article XI, to the extent any such registration statement is required by applicable Law. EPC shall be responsible for taking all appropriate action to continue to maintain and administer the EPC Stock Plans and the awards granted thereunder so that they comply with applicable Law, including continued compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934 and the registration requirements under the Securities Act of 1933. EHP shall be responsible for taking all appropriate action (a) to adopt and administer the EHP Incentive Compensation Plan and the awards granted thereunder (including by way of conversion pursuant to this Article XI) so that it and they comply with applicable Law, including compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934, and (b) to register the shares for issuance under the EHP Incentive Compensation Plan or any other equity-based plan of EHP (including shares acquired by conversion pursuant to this Article XI), including the filing of a registration statement on an appropriate form with the U.S. Securities and Exchange Commission.

Section 11.05	Tax Reporting and Withholding for Equity-Based Awards.

EPC (or one of its Subsidiaries) will be responsible for all income, payroll or other tax reporting related to income of EPC Employees from equity-based awards, and EHP (or one of its Subsidiaries) will be responsible for all income, payroll or other tax reporting related to income of EHP Employees from equity-based awards. Further, EPC (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for EPC Employees to each applicable taxing authority, and EHP (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for EHP Employees to each applicable taxing authority. EPC and EHP will communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

Section 11.06	Bonus Awards.

EHP Employees participating in any bonus plans maintained by EPC immediately prior to the Effective Time shall continue to be eligible to participate in such plans until immediately prior to the Effective Time. The EPC Committee shall determine the amount of the awards payable to such persons under such bonus plans for the bonus period ending as of the Effective Time to the extent consistent with applicable plans, awards and law. EHP shall pay to such EHP Employees the amount of the bonus awards payable under such EPC bonus plans for the bonus period ending as of the Effective Time, with such payments made no later than the 15th day of the third month following the close of EHP’s fiscal year in which such bonus period ends. The determination of whether any portion of a bonus award has been earned will be made based upon the achievement of the applicable performance criteria in accordance with the applicable EPC bonus plan. As soon as practicable following the Effective Time, but in any event at such time and in such manner as consistent with applicable law to reflect any desired intent, EHP shall establish a bonus plan with respect to periods following the Effective Time, including a plan covering the period from the Effective Time through September 30, 2015. The EHP Committee shall be responsible for establishing performance metrics, funding, paying and discharging all obligations relating to any bonus awards under such bonus plans maintained by EHP. As soon as practicable following the Effective Time, but in any event at such time and in such manner as consistent with applicable law to reflect any desired intent, EPC shall establish a bonus plan with respect to periods following the Effective Time, including a plan covering the period from the Effective Time through September 30, 2015. The EPC Committee shall be responsible for establishing performance metrics, funding, paying and discharging all obligations relating to any bonus awards under such bonus plans maintained by EPC.

Article XII

Indemnification

The obligations of EPC under this Agreement and all Liabilities retained or assumed by or allocated to EPC hereunder shall be deemed to be EPC Liabilities, as defined in the Separation Agreement, and the obligations of EHP under this Agreement and all Liabilities retained or assumed by or allocated to EHP hereunder shall be deemed to be EHP Liabilities under the Separation Agreement. The applicable provisions of the Separation Agreement, including Article VI thereof, shall apply with respect to any claims for indemnification hereunder.

Article XIII

General and Administrative

Section 13.01	Sharing of Information.

Subject to any limitations imposed by applicable Law, EPC and EHP (acting directly or through members of the EPC Group or EHP Group, respectively) shall provide to the other and their respective agents and vendors all Information relevant to the performance of the Parties under this Agreement, in accordance with applicable provisions of the Separation Agreement, including Article VII thereof. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 13.02	Transfer of Personnel Records and Authorizations.

(a) Subject to any limitations imposed by applicable Law, as of the Effective Time, EPC shall transfer and assign to EHP any and all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to any W-4 forms, EPC and EHP Reimbursement Accounts Plans, Retirement Plans, charitable giving, and purchases at the cafeterias, and all absence management records, Family and Medical Leave Act records, any beneficiary designations as the Parties may determine will be applicable following the Distribution, Flexible Spending Account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”) relating to EHP Participants. Subject to any limitations imposed by applicable Law, EPC, however, may retain originals of, copies of, or access to personnel Records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to EHP (acting or on its behalf pursuant to a transition services agreement between the Parties entered into as of the date of this Agreement). Immigration Records will, if and as appropriate, become a part of EHP’s public access file. EHP will use personnel records, payroll forms and benefit management records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Effective Time EPC records may be maintained by EHP (acting directly or through one of its Subsidiaries) pursuant to EHP’s applicable records retention policy. The Parties shall comply with all applicable Laws relating to wage withholding, including with respect to the wage base.

(b) Subject to any limitations imposed by applicable Law, as of the Effective Time, EHP shall transfer and assign to EPC all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits such as insurance, and Benefit Management Records relating to EPC Participants. EHP, however, may retain originals of, copies of, or access to personnel Records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to EPC (acting or on its behalf pursuant to a transition services agreement entered into by the Parties as of the date of this Agreement). Immigration Records will, if and as appropriate, become a part of EPC’s public access file. EHP will use personnel records, payroll forms and benefit management records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Effective Time, EHP records may be maintained by EPC (acting directly or through one of its Subsidiaries) pursuant to EPC’s applicable records retention policy.

(c) In connection with any EPC Welfare Plans, all information on file with a third-party administrator (including all information required to process claims and provide benefits under the applicable Welfare Plans) shall be transferred to the third-party administrator of the analogous EHP Welfare Plans, unless prohibited by applicable Law.

(d) To the extent consistent with applicable Law and the terms of the applicable Benefit Plans, all coverage elections, contribution elections, beneficiary designations and other elections and designations made by an EHP Participant while covered under an EPC Benefit Plan shall transfer to and apply with respect to and otherwise be recognized under the applicable EHP Benefit Plan with respect to such matters.

Section 13.03	Reasonable Efforts/Cooperation.

Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. The Parties may enter into one or more transition services agreement(s) to provide any services to assist the other in connection with this Agreement or otherwise, subject to all terms and conditions of any such transition services agreement(s).

Section 13.04	Employer Rights.

Nothing in this Agreement shall prohibit EHP or any other member of the EHP Group from amending, modifying or terminating any EHP Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve EHP from any obligation herein and shall comply with any applicable requirements of the TMA. Nothing in this Agreement shall prohibit EPC or any member of the EPC Group from amending, modifying or terminating any EPC Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve EPC from any obligation herein and shall comply with any applicable requirements of the TMA. Nothing in this Agreement modifies any Benefit Plans intended to be qualified arrangements under Section 401(a) of the Code.

Section 13.05	Consent of Third Parties.

If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure to obtain any such third-party consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner; provided, however, neither Party shall have any obligation under this Agreement to the other Party to obtain a novation with respect to obligations which a Party might have with respect to any EHP Participant or EPC Participant.

Article XIV

Miscellaneous

Section 14.01	Effect if Distribution Does Not Occur.

Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by EPC and EHP, and neither Party shall have any Liabilities to the other Party under this Agreement.

Section 14.02	Entire Agreement.

This Agreement, including the Schedules hereto and the sections of the Separation Agreement referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter and there are no other agreements or understandings between the Parties apart from those referred to herein.

Section 14.03	Choice of Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION OR RULE THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 14.04	Amendment.

This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of both Parties.

Section 14.05	Waiver.

No term or provision of this Agreement may be waived, or the time for its performance extended, unless any such waiver or extension is signed by an authorized representative of the Party against whom enforcement is sought. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either Party, it is in writing signed by an authorized representative of such Party. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 14.06	Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Wherever possible and to the extent provided by applicable Law, each Party waives any term or provision of applicable Law under which any provision of this Agreement would be held invalid, illegal or unenforceable.

Section 14.07	Execution in Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

Section 14.08	Successors and Assigns.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. No such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement if: (a) any Party to this Agreement or (or any of its successors or permitted assigns) (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Business Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and/or Assets to any Person, and (b) in any such case, the resulting, surviving or assignee Person expressly assumes all of the obligations of the relevant party (or its successors or permitted assigns, as applicable) under this Agreement. No assignment permitted by this Section 14.08 shall release the assigning party from liability for the full performance of its obligations under this Agreement.

Section 14.09	No Third Party Beneficiaries.

The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any EHP Employee, former EHP Employee, EHP Participant, EPC Employee, former EPC Employee or EPC Participant. Furthermore, nothing in this Agreement is intended (i) to confer upon any employee or former employee of EPC, EHP or any member of the EPC Group or EHP Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave, or (ii) to be construed to relieve any insurance company of any responsibility for any employee benefit under any Benefit Plan or any other Liability. Nothing in this Agreement is intended as an amendment to any Benefit Plan or employment practice. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude EPC, the EPC Group, EHP, or the EHP Group, at any time before or after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Benefit Plan of such respective entity, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan of such respective entity.

Section 14.10	Notices.

All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the provisions of the Separation Agreement.

Section 14.11	Performance.

EPC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an EPC Group member and EHP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an EHP Group member.

Section 14.12	Limited Liability.

Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of EHP or EPC, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of such Party under this Agreement and, to the fullest extent legally permissible, each of EHP and EPC, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability that any such Person otherwise might have pursuant to applicable Law.

Section 14.13	Applicability to U.S. Employees

Unless otherwise stated, the provisions of this Agreement are only applicable to EPC Employees and EHP Employees employed in the U.S.

Section 14.14	Dispute Resolution.

The Parties agree that any dispute, controversy or claim between them with respect to the matters covered hereby shall be governed by and resolved in accordance with the procedures set forth in the Separation Agreement.

Section 14.15	Incorporation of Separation Agreement Provisions.

The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 14.15 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article VI (relating to Mutual Releases; Indemnification); Article VI (relating to Access to Information; Confidentiality); Article X (relating to Further Assurances and Additional Covenants); Article XI (relating to Dispute Resolution); and Article XIII (relating to Miscellaneous). The provisions of Articles VI, X, XI and XIII of the Separation Agreement are hereby incorporated by reference into this Agreement.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives on this day of    , 2015.

Energizer Holdings, Inc.

By:
Name:
Title:

Energizer SpinCo, Inc.

By:
Name:
Title: